Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos	News Release
713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: November 17, 2008
713-232-7647

TRANSOCEAN INC. PROPOSAL TO MOVE ITS PLACE OF INCORPORATION

TRIGGERS RIGHT TO CONVERT SENIOR NOTES DUE 2037

HOUSTON—Transocean Inc. (NYSE: RIG) announced today that, as a result of its proposal to move the place of incorporation of its group holding company from the Cayman Islands to Switzerland (the “Transaction”), pursuant to the terms of the indenture (the “Indenture”) governing Transocean’s 1.625% Series A Convertible Senior Notes due December 2037, 1.50% Series B Convertible Senior Notes due December 2037 and 1.50% Series C Convertible Senior Notes due December 2037 (collectively, the “Convertible Senior Notes”) and the terms of the Convertible Senior Notes, holders of the Convertible Senior Notes will have the right to convert the Convertible Senior Notes at any time beginning on December 3, 2008, which is the date 15 days prior to the anticipated effective time of the Transaction (the “Effective Time”) of December 18, 2008, and ending on the 30th scheduled trading day following the Effective Time. The terms of the Convertible Senior Notes allow for conversion of the Convertible Senior Notes upon the occurrence of specified corporate transactions such as the Transaction.

The Convertible Senior Notes are currently convertible on a net shares settled basis in certain circumstances into cash and a number of Transocean Inc. ordinary shares determined as set forth in the Convertible Senior Notes. The current conversion rate of the Convertible Senior Notes is 5.9310 Transocean Inc. ordinary shares per $1,000 principal amount, which is equivalent to a conversion price per ordinary share of approximately $168.61. Assuming the Convertible Senior Notes were then convertible and actually converted by a holder on October 8, 2008, the conversion obligation per $1,000 principal amount due and payable on November 7, 2008 would have been $ 441.45 calculated as set forth in the Convertible Senior Notes.

Upon conversion, Transocean Inc. is obligated to settle its conversion obligation with respect to the Convertible Senior Notes by delivering cash for the amount of any conversion obligation up to the aggregate principal amount of the Convertible Senior Notes to be converted and Transocean Inc. ordinary shares in respect of the remainder, if any, of Transocean Inc.’s conversion obligation in excess of the aggregate principal amount of the Convertible Senior Notes being converted.

In the Transaction, pursuant to an Agreement and Plan of Merger, dated as of October 9, 2008, and as amended to date, among Transocean Inc., Transocean Ltd., a Swiss corporation and a wholly-owned subsidiary of Transocean Inc. (“Transocean-Switzerland”), and Transocean Cayman Ltd., a company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Transocean-Switzerland (“Transocean-Acquisition”), and subject to, among other things, shareholder approval and the approval of the Grand Court of the Cayman Islands, Transocean-Acquisition will merge with Transocean Inc. by way of schemes of arrangement under Cayman Islands law, with Transocean Inc. as the surviving entity. As a result of the Transaction, Transocean Inc. will become a direct, wholly-owned subsidiary of Transocean-Switzerland. Promptly after the Effective Time, Transocean-Switzerland will issue one Transocean-Switzerland registered share for each Transocean Inc. ordinary share outstanding immediately prior to the Effective Time.

The Indenture provides that in the event that Transocean Inc. is a party to a merger or scheme of arrangement pursuant to which Transocean Inc.’s ordinary shares would be converted into cash, securities or other property, the right to convert a Convertible Senior Note will be changed into the right to convert such Convertible Senior Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such event by a holder of the number of ordinary shares if such holder had held a number of ordinary shares equal to the conversion rate of such note in effect immediately prior to such event (the “Reference Property”), provided that, upon conversion, such holder will receive Reference Property in (A) cash up to the aggregate principal portion of such Convertible Senior Note and (B) in lieu of the ordinary shares otherwise deliverable, Reference Property. As a result, immediately after the Effective Time, the Convertible Senior Notes will be convertible into 5.9310 registered shares of Transocean-Switzerland per $1,000 principal amount of Convertible Senior Notes, subject to the provision in the foregoing sentence. The amount of cash and any Reference Property holders receive upon conversion will be based on the daily conversion value amounts (as defined in the Convertible Senior Notes) of Reference Property and the applicable conversion rate. In accordance with the Indenture, prior to the Effective Time, Transocean Inc. and Transocean-Switzerland will execute and deliver to the trustee under the Indenture a supplemental indenture providing that the holder of each Convertible Senior Note then outstanding shall have the right to receive the Reference Property.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus 10 announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 29 Midwater Floaters, 10 High-Specification Jackups, 54 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide. Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.” For more information about Transocean, please visit www.deepwater.com.

Forward-Looking Statements

Statements included in this news release regarding the consummation of the Transaction, timing and effects of the Transaction and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, shareholder and court approvals, actions by regulatory authorities or other third parties, delays, costs and difficulties related to the Transaction, market conditions, availability of credit, receipt of waivers from the company’s lenders under its current credit agreements in connection with the Transaction, the company’s financial results and performance and other factors detailed in risk factors and elsewhere in the company’s definitive proxy statement dated October 31, 2008, Annual Report on
Form 10-K for 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and its other filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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